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Exhibit 99.1


November 28, 2000

Mr. James Buick, Chairman of the Board
Crosswalk.com, Inc.


Dear Jim:

As you know, I am saddened and disappointed with the outcome of the merger of Wike Associates, Inc. and Crosswalk.com, Inc.

As a result, effective immediately, I am resigning from my role as a Crosswalk.com, Inc. board member.

Please express my sincere appreciation to each board member for all of their kind words of encouragement during our meeting yesterday. Also, please tell them that it is my sincere hope and prayer that God will richly bless each of them, as well as each Crosswalk.com staff member.

Although I am disappointed, Jim, I know God has promised to work all things together for good. And because He never breaks His promises, I fully expect to see great blessings come to - and through - the work of Crosswalk.com, Inc. in the future.

Sincerely and regretfully,



/s/ Stephen M. Wike


cc: William Parker, CEO